Exhibit 5

MUNGER, TOLLES & OLSON LLP
355 SOUTH GRAND AVENUE
LOS ANGELES, CALIFORNIA   90071

November 8, 2010

99¢ Only Stores
4000 East Union Pacific Avenue
City of Commerce, CA  90023

Ladies and Gentlemen:

We refer to the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), by 99¢ Only Stores, a California corporation (the "Company"), in order to register 4,999,999 shares of Common Stock, no par value per share, of the Company (the “Shares”) that may be issued by the Company from time to time under the Company’s 2010 Equity Incentive Plan (the "Plan").  This opinion is delivered in accordance with the requirement of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Shares.

In rendering the opinion set forth below, we have reviewed and relied upon such documents, records, certificates and other papers as we have deemed necessary for such purpose.  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photocopies, and the authenticity of the originals of such latter documents.  As to any facts material to the opinion expressed herein, other than those assumed, we have relied without independent verification upon the documents referred to above, the accuracy of factual matters contained therein, and oral or written statements and representations of officers of the Company and others, including public officials.

Based upon the foregoing, and such other legal and factual considerations we have deemed relevant, we are of the opinion that, upon the issuance and delivery of the Shares in the manner contemplated by the Plan, assuming in each case that the individual grants or awards under the Plan are duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith) and subject to the Company complying with all other terms of the Plan, the Shares will be validly issued, fully paid and non-assessable under California law.

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The opinion expressed herein is solely for your benefit in connection with the Registration Statement and may not be relied on in any manner or for any purpose by any other person or entity.

Very truly yours,

/s/ Munger, Tolles & Olson LLP

Munger, Tolles & Olson LLP